Rand Logistics, Inc.
                           450 Park Avenue, 10th Floor
                               New York, NY 10022

                                                                October 18, 2006

Mr. Joseph W. McHugh, Jr.
c/o Rand Logistics, Inc.
450 Park Avenue, 10th Floor
New York, NY 10022

Dear Mr. McHugh:

      In order to provide you with additional incentive to remain in the employ of Rand Logistics, Inc. (the "Company"), the Company has determined to pay you a cash bonus of $30,000 (the "Bonus Amount"). As consideration for the bonus payable to you hereunder, you hereby agree to remain in the employ of the Company through February 28, 2007. In the event that your employment terminates for any reason (other than death or Permanent Disability (as determined by the Company's Compensation Committee in its sole discretion) or by the Company without Cause (as described below)) -

      (i) on and after the date hereof and prior to November 30, 2006, you shall thereupon become obligated to pay to the Company an amount equal to 50% of the Bonus Amount; and

      (ii) on and after November 30, 2006 and prior to February 28, 2007, you shall thereupon become obligated to pay to the Company an amount equal to 25% of the Bonus Amount.

      Any amounts payable by you upon your termination as provided above shall be payable in cash or, at your option, securities of the Company having a fair market value equal to the amount payable.

      For purposes of this Agreement, "Cause" shall mean (i) your conviction of a criminal offence involving fraud, larceny, misappropriation of funds, embezzlement or dishonesty; (ii) receipt by or on behalf of you or any member of your immediate family of any personal profit arising out of or in connection with a transaction to which the Company or any affiliate of the Company is party without making full prior disclosure to the Company or such affiliate; (iii) any misfeasance, nonfeasance or malfeasance by you which causes material harm to the Company or an affiliate; (iv) your failure to follow and carry out the lawful instructions of your superior; (v) your having been under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or alcohol during the performance of your duties (it being understood that you may attend industry functions at which alcohol will be consumed), or while otherwise under the

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influence of drugs or alcohol and while under such influence your having engaged in inappropriate conduct; or (vi) your having engaged in behavior that would constitute grounds for liability for sexual harassment or discrimination.

      The bonus payable hereunder shall not be taken into account as compensation for purposes of any retirement plans, be they qualified or otherwise, of the Company. No provision of this Agreement shall in any way restrict or limit the Company's ability to terminate your employment at any time, for any reason or for no reason.

      In order to further align your interests with those of the Company's stockholders, you agree to seek, until March 31, 2007, to use not less than the after-tax proceeds of the bonus payable hereunder to purchase warrants of Company pursuant to, and in accordance with the terms of, the agreement between you and EarlyBirdCapital, Inc. attached hereto as Exhibit A.

      This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law, and the parties hereto submit to the exclusive jurisdiction of the courts of the State of New York for the purpose of any actions or proceedings that may be required to enforce any provision of this Agreement.

      This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreements or understandings between the Company or any of its affiliates, and yourself, regarding any award of warrants to you. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

      This Agreement may only be amended by written agreement of the parties hereto. The Company shall have the right to deduct from any payment under this Agreement any federal, state, local, foreign or other taxes of any kind which the Company's Compensation Committee, in its sole discretion, deems necessary to be withheld to comply with any applicable law, rule or regulation.

      Two signed copies of this Agreement have been enclosed, please sign them and return one to us as soon as possible for our records.

RAND LOGISTICS, INC.


By: /s/                                               By: /s/
    ------------------------                              ----------------------
Name:                                                     Joseph W. McHugh, Jr.
Title: